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News: For immediate release

AutoZone EPS up 107% in Second Quarter

Net Income up 101%
Same Store Sales Up 12%
New Directors Elected
Shelf Registration Announced

Memphis, Tenn. (February 26, 2002) -- AutoZone, Inc. (NYSE: AZO), today reported sales of $1.08 billion for its second fiscal quarter (12 weeks) ended February 9, 2002, an increase of 11% from $974 million in fiscal 2001.  Excluding the sales of the TruckPro subsidiary which was sold during the quarter, total sales increased 13%.  Same store sales, or sales for domestic auto parts stores open at least one year, increased 12% during the quarter, including 11% for retail sales and 18% for commercial sales.  AutoZone stores in Mexico continue to report high same store sales increases.  Net income for the quarter increased 101% to $64 million, while diluted earnings per share increased 107% to $0.58 from $0.28 reported in the year-ago quarter.

For the fiscal year-to-date period (24 weeks), sales were $2.26 billion, an increase of 11% from the prior year, with a same store sales increase of 10%, including a 10% increase for retail sales and 16% for commercial sales.  Year-to-date net income increased 73% to $148 million, while diluted earnings per share for the period increased 81% to $1.34 from $0.74.

"We are very pleased with the results of our second quarter and year to date," said Steve Odland, Chairman, President, and Chief Executive Officer.  "In addition to some positive external factors like more older cars on the road and more miles being driven, our marketing, merchandising, and operating initiatives continue to drive strong same store sales by reminding customers to maintain their vehicles.  This is an important way to grow the business as industry studies show that $60B of annual maintenance goes undone each year.  We also are focused on providing the tools and training that our AutoZoners need to provide the highest level of customer service.  AutoZone continues to experience very encouraging results from our increased efforts toward commercial customers and we remain optimistic about the opportunities in Mexico.

"We continue to focus on decreasing costs, strategic pricing, and on relentless expense discipline.  Our cash flow and financial returns continue to improve.  The strong, stable cash flow provided by our application parts business, when combined with increased hurdle rates for new investments, should continue to drive improved return on invested capital and shareholder value.

"AutoZone believes in the highest level of integrity in its operations and financial reporting.  In June, AutoZone's Board of Directors adopted our Corporate Governance Principles.  These progressive guidelines were developed with the assistance of Charles Elson, Professor of Corporate Governance at the University of Delaware, who is on AutoZone's Board of Directors."  (Corporate Governance Principles are attached to this release.)

The Board of Directors has recently elected two new outside directors, Marsha Johnson Evans and Earl G. Graves, Jr.  Marsha Evans is a retired U.S. Navy Rear Admiral, the current National Executive Director of the Girl Scouts of America and also a director of The May Department Stores Company.  Earl G. Graves, Jr. is the President and Chief Operating Officer for Earl G. Graves Publishing Company, the publisher of Black Enterprise Magazine.  He is the Chairman of the Madison Avenue Initiative and sits on the board of advisors of Earl G. Graves, Ltd., Channel 13's Board of Trustees and Education and Diversity Committees.  He is also on the Volvo Business Diversity Advisory Board, the Jaguar Diversity Board, and the Jaguar Marketing and Franchise Development Board.  These new board members have a wide range of experience that will further strengthen the board and provide additional outside perspectives.

During the quarter, AutoZone opened 38 new and replaced 4 stores in the U.S. and opened one store in Mexico. In addition, AutoZone sold TruckPro, its 49-store heavy duty truck parts subsidiary in the quarter. Year-to-date, AutoZone has opened 53 new and replaced 10 auto parts stores in the U.S. and 2 stores in Mexico.  In the first quarter, 35 AutoZone stores were closed, for which reserves were recorded in fiscal 2001.

Aggregate share repurchases under the currently authorized $1.7 billion share repurchase program are $1.52 billion or 53.9 million shares at the end of the second quarter, including $115.3 million or 2.5 million shares under forward purchase contracts.

AutoZone, Inc. today filed a registration statement with the Securities and Exchange Commission relating to the possible resale by certain affiliates of both ESL Investments and Mr. Edward S. Lampert, a member of AutoZone's Board of Directors and Chairman of ESL Investments, of up to 15 million shares. The registration statement is a shelf registration that, once declared effective, will permit the selling shareholders to sell or distribute the stock in transactions as set forth in the registration statement.  The timing of the sale or distribution of the shares has not been determined.  AutoZone will not receive any of the proceeds from these sales."The shelf registration filed by AutoZone today gives ESL affiliates the flexibility to diversify a portion of their holdings from time to time as circumstances warrant but does not obligate ESL affiliates to sell," Mr. Lampert said. "We continue to have considerable faith in Steve Odland and the management of AutoZone and believe that they have just begun to tap into the potential for the AutoZone franchise.  ESL affiliates intend to remain as significant shareholders of AutoZone for some time to come."  Even if all the shares registered today were sold, ESL affiliates would still own over 10 million shares of the Company with an investment of over $700 million based on the closing price on February 25, 2002.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

AutoZone will host a one-hour conference call beginning at 9 a.m. (CST) tomorrow to discuss the results of the quarter.  Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "Investor Relations," "Conference Calls."  The call will also be available by dialing (712) 271-3887.  A replay of the call and supporting slides will be available on the AutoZone website.  In addition, a telephone replay will be available by dialing (402) 220-5074 through Wednesday, March 6, 2002, at 11:00 p.m. (EST)

AutoZone sells auto and light truck parts, chemicals and accessories through 3,037 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 23 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements.  These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, accuracy of estimates, competition, product demand, the economy, inflation, gasoline prices, the ability to hire and retain qualified employees, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation.  Actual results may materially differ from anticipated results.  AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:

Media:        Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com

Financial:    Emma Jo Kauffman at 901 495-7005, emma.jo.kauffman@autozone.com

AutoZone's 2nd Quarter Highlights- Fiscal 2002

Condensed Consolidated Statements of Operations
(in thousands, except per share data and selected operating data)

	12 Weeks Ended February 9, 2002	12 Weeks Ended February 10, 2001	24 Weeks Ended February 9, 2002	24 Weeks Ended February 10, 2001

Net Sales	$1,081,311	$973,999	$2,257,363	$2,037,565
Cost of goods sold	606,411	576,666	1,266,327	1,194,667
Gross profit	474,900	397,333	991,036	842,898
Operating expenses	353,751	320,053	714,383	654,850
Operating profit	121,149	77,280	276,653	188,048
Interest expense, net	18,278	25,544	37,705	48,524
Income before taxes	102,871	51,736	238,948	139,524
Taxes	39,100	20,000	91,100	54,000
Net income	$63,771 ======	$31,736 ======	$147,848 =======	$85,524 =======
Net income per share:
Basic	$0.60	$0.28	$1.38	$0.74
Diluted	$0.58	$0.28	$1.34	$0.74
Shares outstanding:
Basic	106,846	113,908	107,415	115,312
Diluted	109,797	114,496	110,201	115,773

Selected Balance Sheet Information
(in thousands)

	February 9, 2002	February 10, 2001	August 25, 2001

Merchandise inventories	$1,273,420	$1,159,161	$1,242,896
Current assets	1,350,012	1,238,392	1,328,511
Property & equipment, net	1,682,335	1,756,108	1,710,443
Total assets	3,421,448	3,391,125	3,432,512
Accounts payable	838,092	659,284	945,666
Current liabilities	1,206,581	937,163	1,266,654
Stockholder's equity	891,600	878,573	866,213
Debt	1,251,942	1,520,045	1,225,402
Working Capital	143,431	301,229	61,857

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended February 9, 2002	12 Weeks Ended February 10, 2001	24 Weeks Ended February 9, 2002	24 Weeks Ended February 10, 2001

Capital Spending	$24,411	$38,023	$40,622	$93,071
Share repurchases	$99,764	$50,072	$169,211	$204,712
Depreciation & ammortization (exc. goodwill)	$27,924	$28,762	$56,093	$57,209
Goodwill amortization	---	$2,017	---	$4,034

Other Selected Financial Information
(in thousands)

	February 9, 2002	February 10, 2001	August 25, 2001

Cumulative share repurchases ($):
On balance sheet	$ 1,405,944	$ 1,075,626	$ 1,236,733
Forward contracts	$ 115,332	$ 170,107	$ 131,092
Total	$ 1,521,276	$ 1,245,733	$ 1,367,825

Cumulative share repurchases (shares):
On balance sheet	51,423	40,643	47,162
Forward contracts	2,492	7,471	3,894
Total	53,915	48,114	51,056

Shares outstanding, end of quarter	106,433	113,961	109,408

AutoZone's 2nd Quarter  Fiscal 2002
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended February 9, 2002	12 Weeks Ended February 10, 2001	24 Weeks Ended February 9, 2002	24 Weeks Ended February 10, 2001

Domestic auto parts stores:
Store count:
Stores opened	38	18	53	208
Stores closed	----	2	35	4
Replacement stores	4	3	10	30
Total domestic auto part stores	3,037	2,972	3,037	2,972

Square footage (in thousands)	19,505	19,063	19,505	19,063

Auto parts stores in Mexico:
Stores opened	1	-----	2	----
Total auto parts stores in Mexico	23	13	23	13

TruckPro stores (total)
Note:TruckPro was sold on Dec.19, 2001	----	49	----	49

Sales & Inventory Statistics  (Domestic auto parts):

	12 Weeks Ended February 9, 2002	12 Weeks Ended February 10, 2001	24 Weeks Ended February 9, 2002	24 Weeks Ended February 10, 2001

Sales per average store ($ in thousands)	$345	$311	$712	$657
Sales per average sq foot	$54	$48	$111	$102

Same store sales - rolling 13 periods
Total	12%	2%	10%	2%
Organic vs acquired:
Organic stores	11%	1%	9%	0%
Acquired	18%	10%	16%	11%
Retail vs commercial:
Retail	11%	1%	10%	1%
Commerical	18%	11%	16%	10%

Inventory turns:
Based on average inventories	2.3 X	2.3 X
Based on ending inventories	2.2 X	2.3 X
Inventory turns, net of payables:
Based on average inventories	7.1 X	6.4 X
Based on ending inventories	6.6 X	5.4 X

Accounts payable/inventory (total)	66%	57%

Inventory turns, net of payables:
 Based on average inventories   7.1 X 6.4 X
 Based on ending inventories   6.6 X 5.4 X

Accounts payable/inventory (total company)    66%  57%

AUTOZONE, INC.

CORPORATE GOVERNANCE PRINCIPLES

ADOPTION

        The Board of Directors of AutoZone, Inc., has adopted these Corporate Governance Principles on June 5, 2001.

BOARD MISSION & OBJECTIVES

        Mission Statement

        AutoZone's primary objective is to maximize long-term stockholder value, while adhering to the laws of the jurisdictions wherein it operates and at all times observing the highest ethical standards.

        Corporate Authority & Responsibility
        All corporate authority resides in the Board of Directors as the representative of the stockholders. Authority is delegated to management by the Board in order to implement AutoZone's mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The Board retains responsibility to recommend candidates to the stockholders for election to the Board of Directors. The Board retains responsibility for selection and evaluation of the CEO, oversight of the succession plan, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of the strategic plan. Additionally, the Board provides advice and counsel to senior management. The Board may exercise its authority through committees of the Board

DIRECTORS

        Personal Characteristics & Core Competencies of Directors:

        Individual Directors should possess all of the following personal characteristics:

  Integrity and Accountability - Character is the primary consideration in evaluating any Director. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their Boardroom decisions.
  Informed Judgment - Directors should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.
  Financial Literacy - One of the important roles of the Board is to monitor AutoZone's financial performance. Directors should be financially literate. Directors should know how to read a balance sheet, income statement, cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance.
  Mature Confidence - The Board functions best when Directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Directors should approach others assertively, responsibly and supportively and identify issues in a manner that encourages open discussion.
  High Performance Standards - In today's highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Directors should have a history of achievements that reflect high standards for themselves and others.
  Passion - Directors should be passionate about the performance of AutoZone, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of AutoZone and an esprit de corps among the Board that both challenges and inspires AutoZoners.
Core Competencies of the Board as a Whole
        To adequately fulfill the Board's complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving AutoZone's strategic plan, a host of core competencies need to be represented on the Board. The Board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains:
  Accounting and Finance - Among the most important missions of the Board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The Board should have one or more Directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.
  Business Judgment - Stockholders rely on Directors to make sensible choices on their behalf. The majority of Directors should have a record of making good business decisions in the corporate sector.
  Management - To monitor corporate management, the Board needs to understand management trends in general and industry trends in particular. The Board should have one or more Directors who understand and stay current on general management "best practices" and their application in complex, rapidly evolving business environments.
  Crisis Response - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on firm performance. Boards should have one or more Directors who have the ability and time to perform during periods of both short-term and prolonged crises.
  Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The Board should have one or more members with appropriate and relevant industry-specific knowledge.
  International Markets - To succeed in an increasingly global economy, the Board should have one or more Directors who appreciate the importance of global business trends and who have first-hand knowledge of international business experience in those markets.
  Strategy & Vision - A key Board role is to approve and monitor company strategy to ensure AutoZone's continued high performance. The Board should have one or more Directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.
        Changes in Professional Responsibility
        The Board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. All Directors should submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. If the Board believes that a director will continue to make a contribution to the organization, the continued membership of that director may be supported.
Identification and Recruitment of Directors

        One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. A list of candidates shall be presented to the Board for nomination and to the stockholders for consideration. The committee may, at its discretion, seek third-party resources to assist in the process. The CEO will be included in the process on a non-voting basis. The Nominating and Corporate Governance Committee will make the final recommendation to the Board.

Independent Directors

        A substantial majority of the Board of Directors should be independent. An independent director is defined as a director who:

  has not been employed by AutoZone in an executive capacity within the last three years;
  is not, and is not affiliated with a company that is, an adviser, or consultant to AutoZone or a member of AutoZone's senior management;
  is not affiliated with a significant customer or supplier of AutoZone;
  has no personal services contract with AutoZone or with any member of AutoZone's senior management;
  is not affiliated with a not-for-profit entity that receives significant contributions from AutoZone;
  within the last three years, has not had any business relationship with AutoZone (other than service as a director) for which AutoZone has been or will be required to make disclosure under Regulation S-K of the Securities and Exchange Commission as currently in effect;
  is not employed by a public company at which an executive officer of AutoZone serves as a director;
  has not had any of the relationships described above with any affiliate of AutoZone; and
  is not a member of the immediate family of any person with any relationships described above;
        Outside Directorships
        The members of the Board acknowledge that significant time is required to be a fully participating and effective member of AutoZone's Board of Directors. Therefore, each independent director should not hold more than two or three directorships of public companies other than AutoZone. The CEO should not be a member on more than one or two Boards of other public companies, and AutoZone's other executive officers should not be members of more than one other Board of a public company. A Director should notify the Secretary prior to accepting a new position on another Board in order that the Secretary may examine the relationship for a potential conflict of interest.
        Compensation of Directors

        Outside Directors are compensated in accordance with the Director Compensation Plan and the Director Stock Option Plan as may be in effect from time to time. The Board believes that a significant portion of a director's compensation should be in common stock to further the direct correlation of directors' and stockholders' interests.

        The Compensation Committee shall review independent director compensation from time to time and recommend to the full Board any changes in compensation as the committee may deem necessary.

        Directors that are officers or employees shall not receive any additional compensation for their service as Directors. Outside Directors shall not receive a pension solely as a result of service as a Director.

        Direct Investment in AutoZone Stock by Directors

        Since a significant ownership stake leads to a stronger alignment of interests between directors and stockholders, each director is required to personally invest at least $100,000 in company stock within three years of joining the board. Exceptions to this requirement may only be made by the board under compelling mitigating circumstances.

       Service Limitations of Directors

        A Director may not stand for reelection after age 70, but need not resign until the end of his or her term. The Board may, however, upon evaluation of a Director that has reached 70 years of age, in its discretion ask such Director to remain on the Board in extraordinary circumstances if the Board believes that such Director will continue to make significant contributions to the work of the Board.

        No director shall be eligible to be reelected to the Board of Directors after serving on the Board for 15 years. However, notwithstanding the foregoing, Director serving on the Board as of the first date of the adoption of these Corporate Governance Principles shall be eligible to be re-elected as a Director until the first annual meeting of stockholders held after the passage of fifteen years from the date of first adoption of these Corporate Governance Principles.

        In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring CEO shall not continue to serve on the Board except in extraordinary circumstances.

        Conflict of Interest

        From time to time, an issue being considered by the Board may present, or may give the appearance of presenting, a conflict of interest for a Director. Each Director should take appropriate steps to assure that in each matter considered that the Director is disinterested with respect to that matter, other than the interests of AutoZone and its stockholders. Any Director faced with any potential conflict should disclose any such potential conflict to the Secretary and the Chairman and should not participate in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

        Directors that are not independent Directors shall not participate in the Board's decision of selection, removal, or performance assessment of the CEO.

BOARD ORGANIZATION

        Board Size

        In general, smaller boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Ideally, the Board should be comprised of six to ten outside Directors and one to two Directors who also are employees or officers.

        Committees

        All major decisions will be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of AutoZone as a publicly-owned entity. Standing committees shall include audit, compensation, and nominating and corporate governance. The audit, compensation, and nominating and corporate governance committees shall be composed solely of independent Directors. The Board may form other committees as it determines appropriate. Each committee shall operate in accordance with its charter as adopted by the Board. Committee members and chairs shall be appointed annually by the Board in accordance with the charter of each committee.

BOARD OPERATIONS

        Meetings

        The agenda for each Board meeting shall be determined by the Chairman. Each Director is encouraged to suggest agenda items.

        The Board shall meet at least four times per fiscal year in accordance with a meeting schedule that is approved by the Board. The Board may also meet at such other times in meetings which may be called in accordance with AutoZone's Bylaws.

        Other members of management may attend non-executive meetings of the Board at the invitation of the Chairman.

        Communications

        Directors have full access to the Chairman and CEO and senior officers reporting directly to the CEO and to information about the corporation's operations. Directors should refrain from giving strategic or operating direction to members of management outside the scope of full Board or committee responsibility and accountability.

        Board Ability to Retain Advisors

        The Board shall retain advisors as it believes to be appropriate. If management is retaining advisors to the Board, such decision must be ratified by the Board..

        Material in Advance of Meetings

        The Board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts' reports, articles in various business publications, etc. Generally, Board members will receive information prior to Board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

        The Board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of Board meeting time to be available for open discussion.

        Executive Session

        The independent Directors should meet privately in executive session from time to time to review the performance of the CEO and other executive officers. The independent Directors should meet in executive session at the end of each Board meeting to consider other issues that they may determine from time to time, without the presence of any member of management.

        Evaluation of the CEO

        The selection and evaluation of the chief executive officer and concurrence with the CEO's selection and evaluation of the corporation's top management team are the most important function of the Board. In its broader sense, "selection and evaluation" includes considering compensation, planning for succession and, when appropriate, replacing the CEO or other members of the top management team. The performance of the CEO will be reviewed at least annually solely by the outside Directors without the presence of the CEO or other inside Directors. The evaluation of the CEO shall be led by the chair of the compensation committee. The Board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

        Succession and Management Development

        The CEO will report annually to the Board on AutoZone's program for succession and management development.

        CEO succession is a Board-driven, collaborative process. Although the current CEO has an important role to play, the Board must own the plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

        Outside Communication

        The Board believes that management speaks for the company. In accordance with this philosophy, Directors should defer to the Chairman or AutoZone's public relations department when requested to make any comments regarding AutoZone or its business.

        Annual Election of Directors

        In order to create greater alignment between the Board's and our stockholder's interests and to promote greater accountability to the stockholders, Directors shall be elected annually.

PERIODIC REVIEW OF GUIDELINES

        These guidelines shall be reviewed periodically by the Nominating and Corporate Governance Committee and any amendments shall be presented to the Board for adoption.

Amended: December 13, 2001